EXHIBIT 3.5

COMMERCIAL LEASE AGREEMENT

LESSEE:

AmeraMex International, Inc.

LESSOR:

The Lee Hamre Trust of 1998

This lease is made and entered into this First Day of December, 2012. By and between the above two entities.

Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, with the terms and conditions hereinafter set forth, that certain real property and the buildings and other improvements located thereon situated in the city of Chico, California, county of Butte. Address of 3930 Esplanade, Chico, Co.

The term of this lease shall be five (5) years with a monthly payment of an amount of $9,800.00 USD per month. (Nine Thousand Eight Hundred) unless terminated earlier as hereinafter provided. At the conclusion of this lease the Lessor and Lessee, at their option, can continue this agreement as a month to month Lease or enter into a new Lease agreement, based upon the written agreement of the parties.

The payment shall be made on the first of every month for that particular month and paid to the trust fund on title of the property. Any payments not made on time as agreed and not within the grace period of five (5) working days will have a penalty of 10% added to the monthly payment for that month. All payments shall be made to Lessor or his agent at the address of the Lessor, or to any address designated as the new address for the Lessor by the Lessor in writing.

Joint and Several Obligations, Party shall mean Lessor and Lessee, and if more than one person or entity is the Lessor or the Lessee the obligations imposed on that party and several.

No waiver by lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, Other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of its acceptance of such rent.

Time is of the essence of this lease. The headings used in this lease are for convenience of the parties only and shall not render the other provisions hereof unenforceable, invalid or illegal.

Page One	Initials

Page Two

This lease will be handled in a triple net fashion. The lessee will be responsible for any taxes, maintenance, repairs, or new additions in full and totally during the lease. Lessee will hold Lessor harmless to any claims that are brought against said Lessor. Lessee is responsible for any clean up required by inspection from EPA or Cal Osha if and when the lease is terminated. Lessee is responsible to operate a safe and clean operation at all times and will be responsible for any clean up deemed necessary by Lessor during the term of the lease.

Lessor may adjust the monthly rate at an amount equal to the published inflation rate currently reported by the U.S. Government each year one time only. The adjustment will take place to begin with the January 1st monthly payment if applicable. It will continue with each following month for the rest of that year. Any additional changes cannot be made until the next year at the same time.

This lese contains the entire agreement between Lessee and Lessor relating to the leasing of the demised premises. No representation, which is not incorporated herein, shall be binding upon Lessor, and all representations which have been made are incorporated herein or, if not so incorporated, shall be deemed to have been waived by Lessee. All preliminary negotiations between the parties are merged into, and superseded by, the provisions of this lease.

This lease may be modified only in writing by either party. And, must be signed by both parties of interest at the time of the modification. The lease shall not be enforceable until executed by both Lessee and Lessor.

Signatures shown here are those of responsible parties for the Lessee or Lessor and authorized to make the lease contract with each other.

Signed	Lee R. Hamre, Trustee, Lee Hamre Trust of 1998

Signed	Janice M. Stuessy, Corp. Secretary, AmeraMex Intl. Inc.